Exhibit 10.34
ACTIS Global Ventures, Inc..
1905 Aston Drive, Suite 101
Carlsbad, CA 92008

April 2, 2007
Sujon Limited
14 Hackwood,
Robertsbridge, East Sussex,
TN 32 5ER
United Kingdom

Re: ACTIS Global Ventures, Inc.(the “Company”) -Second Amendment of Note

Ladies and Gentlemen:

This letter sets forth the agreement of the parties hereto to amend the due date of the promissory note dated October 19, 2006. By execution hereof, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

1.
Upon the signing of this amendment by Sujon Limited, ACTIS Global Ventures, Inc. (ACTIS) will make a $25,000 payment to be applied against the existing principal leaving a balance due of $175,000 plus interest from the date of the note, and will issue an additional 1,000,000 restricted shares of common stock.

2.	The due date of the promissory note is hereby amended, effective April 2, 2007, to be June 4, 2007.

3.	All other provisions of the promissory note shall remain in full force and effect.

The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement, including without limitation the issuance of an amended promissory note.

Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.

Sincerely,
ACTIS Global Ventures, Inc.

/s/ RAY W. GRIMM, JR.
By: Ray W. Grimm, Jr.
Title: Chief Executive Officer
ACCEPTED AND AGREED:
Sujon Limited
/s/  C. SMITH
By: C. Smith, Authorized Signatory